Exhibit 99

P.O. Box 29243 - Phoenix, Arizona 85038-9243
2200 S. 75th Avenue - Phoenix, Arizona 85043
(602) 269-9700

July 21, 2016

Dear Fellow Stockholders of Swift Transportation Company (NYSE: SWFT),

A summary of our key results for the three and six months ended June 30th is shown below:

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	2014	2016	2015	2014
	Unaudited
	(Dollars in millions, except per share data)
Operating Revenue	$1,011.9	$1,059.4	$1,075.9	$1,979.7	$2,074.5	$2,084.3
Revenue xFSR (1)(2)	$935.4	$935.9	$876.3	$1,842.3	$1,830.8	$1,693.3

Operating Ratio	92.7%	90.7%	91.3%	93.6%	91.6%	93.3%
Adjusted Operating Ratio (2)	91.6%	89.1%	88.8%	92.7%	90.1%	91.3%

Diluted EPS	$0.32	$0.35	$0.28	$0.55	$0.62	$0.37
Adjusted EPS (2)	$0.34	$0.37	$0.33	$0.59	$0.65	$0.44

[1] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[2] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Key Highlights for the Second Quarter 2016:

Based on recently updated Securities and Exchange Commission (“SEC”) guidance regarding non-GAAP financial measures, we have revised our discussions below to first disclose our comparable GAAP measures and then our non-GAAP measures throughout this letter.  See our GAAP to Non-GAAP reconciliations in the schedules following this letter.

Consolidated

•	Diluted EPS was $0.32, while Adjusted EPS was $0.34

•	We repurchased $45.0 million, or 2.8 million shares, of our Class A common stock in the second quarter

•	Net Debt and Net Leverage Ratio were reduced to $1,117.0 million and 1.82, respectively, as of June 30, 2016

•
Consolidated Average Operational Truck Count was reduced 267 trucks from the first quarter of 2016, and 244 trucks year over year in the second quarter, to drive improvements in asset utilization, as the truckload market continued to be challenging throughout the second quarter

•	Favorable discrete tax items contributed $0.02 to Diluted and Adjusted EPS which was offset by $0.02 of legal reserves

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Truckload

•	Truckload Revenue xFSR for the second quarter of 2016 was $473.7 million, compared to $485.4 million in the second quarter of 2015

•	Truckload volumes and pricing continue to be challenged with excess industry capacity, excess customer inventories, and sluggish demand

•	Operating Ratio and Adjusted Operating Ratio for the second quarter of 2016 were 90.2% and 89.3%, respectively

Dedicated

•	Dedicated Revenue xFSR grew 6.5% to $224.7 million

•	Weekly Revenue xFSR per Tractor improved 7.3% year over year, due to improved pricing and freight mix

•
Operating Ratio improved 220 basis points to 88.0%, while the Adjusted Operating Ratio improved 180 basis points to 87.3% due primarily to our continued focus on removing or improving underperforming fleets

Swift Refrigerated

•
Swift Refrigerated Revenue xFSR for the second quarter of 2016 was $77.4 million, compared to $83.3 million in the second quarter of 2015. This year over year decrease in revenue was primarily driven by a 234 truck reduction, but was offset by a 10.5% improvement in loaded utilization.

•	Sizable new freight awards began within the second quarter, replacing the loss of business disclosed last quarter

•	Weekly Revenue xFSR per Tractor increased 6.2% during the period, due to a significant year over year increase in asset utilization

•	Cost control and safety initiatives remain top priorities as asset efficiency and accident frequency improved year over year

•	Operating Ratio and Adjusted Operating Ratio for the second quarter of 2016 were 94.5% and 93.8%, respectively

Intermodal

•	Intermodal Revenue xFSR for the second quarter of 2016 was $81.8 million, compared to $84.8 million in the second quarter of 2015

•	Revenue xFSR per load increased 3.3% year over year

•	Dray efficiencies and cost control initiatives continue to gain traction, as dray economics and operating expenses have improved throughout the year

•	Operating Ratio and Adjusted Operating Ratio for the second quarter of 2016 were 99.0% and 98.9% respectively

•	Profitably growing load counts and increasing dray efficiencies, while further implementing both short and long-term cost control initiatives remain our primary focus

As we discussed in both our first quarter letter to stockholders and our mid-second quarter conference call, the truckload freight environment thus far in 2016 has been challenging. Excess industry capacity, excess customer inventories, and sluggish demand have pressured volumes and pricing. To help offset some of these external factors, we have implemented three main countermeasures.

First, we have downsized our core truckload fleet in an effort to improve asset utilization. As a result, our Consolidated Average Operational Truck Count was reduced year over year in the second quarter by 244 trucks, and 267 trucks when compared to the first quarter of 2016. Our Truckload and Swift Refrigerated segments experienced the majority of this reduction, which helped drive sequential improvements in our loaded miles per tractor per week in each segment. Truckload's second quarter loaded miles per tractor per week increased 5.5% when compared to the first quarter. Loaded miles per tractor per week in our Swift Refrigerated segment increased 7.1% sequentially. We also believe these increases in utilization contribute to improved driver satisfaction and retention. Although, we expect

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overall truckload market dynamics to improve throughout the remainder of 2016, we will continue to monitor these data points to evaluate what further actions may be needed.

Secondly, we increased our participation in the spot market to help offset the lack of available freight in certain markets. Although this decision has contributed to the year over year degradation in our Truckload and Swift Refrigerated Revenue xFSR per loaded mile metrics, it has allowed us to keep our trucks moving, helped avoid costly deadhead miles, and has enabled our drivers to continue to earn competitive wages. Our sales team remains heavily focused on increasing freight levels with new and existing contractual customers, which will ultimately allow us to reduce our spot market activity. We remain optimistic that pricing will rebound as the Electronic Logging Device (ELD) mandate draws closer.

Our third countermeasure consists of several cost control initiatives, which have been implemented throughout the entire organization. These initiatives include: streamlining processes, headcount reductions, postponement of non-critical system implementations, and reducing expenditures. We are proud of the progress we are making despite the challenging environment. We are also pleased to report our continued success with strengthening our balance sheet and returning cash to shareholders as we repurchased $45.0 million of our outstanding Class A common stock in the second quarter, funded through cash flows from operations, while also reducing our Net Debt and Net Leverage Ratio to $1,117.0 million and 1.82 respectively.

As we mentioned last quarter, we remain optimistic the freight environment will improve throughout the remainder of this year and will gain momentum in 2017 as the ELD mandate draws closer. We believe we are well-positioned as this and other market dynamics begin to impact available capacity.
Second Quarter Results by Reportable Segment

Truckload Segment

Our Truckload segment consists of one-way movements over irregular routes throughout the United States, Mexico and Canada. This service uses both company and owner-operator tractors with dry van, flatbed and other specialized trailing equipment.

	Three Months Ended June 30,
	2016	2015	2014
	Unaudited
Operating Revenue (1)	$517.6	$555.7	$575.5
Revenue xFSR (1)(2)(3)	$473.7	$485.4	$459.1

Operating Ratio	90.2%	87.8%	87.9%
Adjusted Operating Ratio (3)	89.3%	86.0%	84.8%

Weekly Revenue xFSR per Tractor	$3,447	$3,571	$3,453
Total Loaded Miles (4)	257,624	261,609	259,583

Average Operational Truck Count	10,571	10,456	10,228
Deadhead Percentage	11.9%	11.8%	11.7%

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter
[4] Total Loaded Miles presented in thousands

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Our Truckload Revenue xFSR for the second quarter of 2016 was $473.7 million, compared to $485.4 million in the second quarter of 2015. This change was primarily driven by a 1.5% reduction in loaded miles driven within the period, and a 0.9% year over year decrease in Revenue xFSR per loaded mile. Weekly Revenue xFSR per Tractor was $3,447 driven by a 2.6% decrease in loaded miles per tractor per week, and the aforementioned 0.9% decrease in Revenue xFSR per loaded mile.

Our operating results are consistent with what we expected and discussed on our mid-second quarter conference call. As we shared at that time, truckload volumes and pricing continued to be pressured by excess industry capacity, excess customer inventories, and sluggish demand throughout the second quarter. While we are not satisfied with these year over year trends, in light of the difficult operating environment, our team did a commendable job pulling many of the levers at its disposal. Examples include right-sizing the fleet to drive sequential improvements in asset utilization, and selectively pursuing opportunities in the spot market, where appropriate, to ensure freight and equipment balance throughout the network. This latter decision yielded positive driver retention and network balance results, but negatively affected our Revenue xFSR per loaded mile metric. We estimate our linehaul contract rates have increased an average of 0-2% year over year in the second quarter; however, our spot market participation increased, while rates in that market have significantly decreased year over year, thus driving the 0.9% decrease in our overall Truckload Revenue xFSR per loaded mile metric.

For the second quarter of 2016, the Operating Ratio in our Truckload segment was 90.2% compared to 87.8% for the second quarter of 2015, while the Adjusted Operating Ratio was 89.3% and 86.0%, respectively, for the same periods. The change in Operating Ratio metrics was primarily driven by the reduced freight volumes and spot market participation mentioned above, combined with increases in driver wage and benefit packages and owner-operator pay packages made in the second quarter of 2015 as well as increased driver hiring expenses.
Dedicated Segment

Through our Dedicated segment, we devote equipment and offer tailored solutions under long-term contracts with customers. This dedicated business utilizes refrigerated, dry van, flatbed and other specialized trailing equipment.

	Three Months Ended June 30,
	2016	2015	2014
	Unaudited
Operating Revenue (1)	$237.2	$234.2	$223.1
Revenue xFSR (1)(2)(3)	$224.7	$211.0	$183.3

Operating Ratio	88.0%	90.2%	90.5%
Adjusted Operating Ratio (3)	87.3%	89.1%	88.5%

Weekly Revenue xFSR per Tractor	$3,586	$3,343	$3,191
Average Operational Truck Count	4,821	4,854	4,420

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Dedicated Revenue xFSR grew 6.5% to $224.7 million in the second quarter of 2016 compared to the second quarter of 2015. This growth was driven by a 7.3% increase in Weekly Revenue xFSR per Tractor to $3,586 primarily due to improved pricing and freight mix. We are pleased with the continued momentum our dedicated leadership team has produced within the segment, as our fleet's efficiency continues to grow. Weekly Revenue xFSR per Tractor has improved sequentially for the past three quarters.

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For the second quarter of 2016, the Operating Ratio in our Dedicated segment improved 220 basis points to 88.0% compared to 90.2% from the prior year, while the Adjusted Operating Ratio improved 180 basis points to 87.3% compared to 89.1%. The improvement in Operating Ratio metrics was primarily driven by the efficiency improvements mentioned above, and an increase in the number of customer contracts achieving internal profitability targets. As we mentioned on our mid-second quarter conference call, we were recently awarded several growth opportunities with our existing dedicated customer-base and expect this growth of 100-200 trucks, which excludes seasonal surge support from Truckload, to begin in the second half of 2016, without any significant start-up costs. We look forward to this, and future growth opportunities, as we focus on building win-win partnerships with dedicated shippers.
Swift Refrigerated Segment

Our Swift Refrigerated segment represents shipments for customers that require temperature-controlled trailers. These shipments include one-way movements over irregular routes and dedicated truck operations.

	Three Months Ended June 30,
	2016	2015	2014
	Unaudited
Operating Revenue (1)	$87.1	$97.7	$106.9
Revenue xFSR (1)(2)(3)	$77.4	$83.3	$86.0

Operating Ratio	94.5%	93.7%	96.6%
Adjusted Operating Ratio (3)	93.8%	92.7%	95.7%

Weekly Revenue xFSR per Tractor	$3,631	$3,418	$3,543
Average Operational Truck Count	1,640	1,874	1,867
Deadhead Percentage	13.9%	13.9%	15.1%

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Our Swift Refrigerated Revenue xFSR for the second quarter of 2016 was $77.4 million, versus $83.3 million in the second quarter of 2015. This change was primarily driven by a 3.7% decrease in Revenue xFSR per loaded mile, and a 3.3% reduction in loaded miles driven within the period. Our sales and operations teams have worked intensely to increase freight volumes, with the purpose of improving the quality and quantity of freight hauled by our trucks. We are pleased with the progress made within the second quarter. We are especially proud of our team's ability to win quality freight and fully replace, by the end of the second quarter of 2016, the two large customer accounts which were lost in the first quarter of 2016. As a result of these efforts, Weekly Revenue xFSR per Tractor increased 6.2% year over year to $3,631, while also increasing 7.8% sequentially, compared to the first quarter of 2016.

As we mentioned last quarter, improving asset utilization and driving cost control initiatives are our primary focus. Based on the market conditions prevalent throughout the second quarter as discussed above, we reduced our Average Operational Truck Count within the Swift Refrigerated segment by 234 trucks compared to the second quarter of 2015 and 117 sequentially when compared to the first quarter of 2016. This decision allowed us to increase the utilization of our remaining fleet, which we believe also improves driver satisfaction and retention. Loaded miles per tractor per week increased year over year a notable 10.5% when compared to the second quarter of 2015, and also increased 7.1% when compared to the first quarter of 2016. We are encouraged by these metric improvements, and believe there is potential for incremental gains as our initiatives continue to be implemented.

For the second quarter of 2016, the Operating Ratio in our Swift Refrigerated segment increased 80 basis points to 94.5% compared to 93.7% from the prior year, while the Adjusted Operating Ratio increased 110 basis points to

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93.8% compared to 92.7%. The increase in the Operating Ratio metrics was primarily driven by the reduction in Revenue xFSR per loaded mile, partially offset by the asset utilization and cost control initiatives mentioned above. Sequentially, the Operating Ratio improved 590 basis points compared to the first quarter of 2016, while the Adjusted Operating Ratio improved 660 basis points. We are encouraged by this progress, especially given the less than ideal market conditions that persisted throughout the second quarter.
Intermodal Segment

Our Intermodal segment includes revenue generated by freight moving over the rail in our containers and other trailing equipment, combined with revenue for drayage to transport loads between the railheads and customer locations.

	Three Months Ended June 30,
	2016	2015	2014
	Unaudited
Operating Revenue (1)	$90.1	$98.5	$100.9
Revenue xFSR (1)(2)(3)	$81.8	$84.8	$80.8

Operating Ratio	99.0%	98.4%	100.5%
Adjusted Operating Ratio (3)	98.9%	98.1%	100.6%

Load Counts	43,382	46,517	43,404
Average Container Counts	9,150	9,150	8,717

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Intermodal Revenue xFSR was $81.8 million in the second quarter of 2016 compared to $84.8 million in the second quarter of 2015. This change was primarily driven by a 6.7% decrease in Load Counts, partially offset by a 3.3% increase in Revenue xFSR per load. Similar to the first quarter, the intermodal market continued to be challenging during the second quarter, as select intermodal providers continued with their attempt to gain volumes through aggressive pricing. Second quarter bid activity reflected these pressures, as some shippers became more willing to shift bid volumes based on low price offers. Despite this pressure, we remained committed to our strategy to only move freight that fits our network and that was priced appropriately. We are pleased with the Revenue xFSR per load increases we were able to achieve, given the intensely competitive nature of the marketplace.

For the second quarter of 2016, the Operating Ratio in our Intermodal segment was 99.0% compared to 98.4% from the second quarter of 2015, while the Adjusted Operating Ratio was 98.9% compared to 98.1% for the same periods. The change in the Operating Ratio metrics was primarily driven by the reduction in Load Counts mentioned above, partially offset by improved pricing and operational efficiencies.

We remain cautiously optimistic in regards to overall intermodal market dynamics, and feel we have improved our operational resilience to the current adverse market conditions. Our dray fleet economics have improved to our best levels to date, as we have increased the utilization of our internal fleet and reduced our third-party spend. This cost control, along with the improved pricing mentioned above, enabled the 450 basis point sequential improvement in our Operating Ratio, and 490 basis point improvement in our Adjusted Operating Ratio when compared to the first quarter of 2016. We will continue to explore all opportunities to grow Load Counts while maintaining this focus on cost control as we strive to consistently obtain profitability targets.

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Other Non-Reportable Segments

Our other non-reportable segments include our logistics and brokerage services, as well as support services that our subsidiaries provide to customers and owner-operators, including repair and maintenance shop services, equipment leasing, and insurance. Also captured here is the intangible asset amortization related to the 2007 going-private transaction.

In the second quarter of 2016, combined revenues from the aforementioned services, before eliminations, increased $5.4 million compared to the same period of 2015, primarily due to growth in our logistics business. The operating loss of $10.4 million in the other non-reportable segments in the second quarter of 2016 was primarily driven by certain increased expenses in our services provided to owner-operators for insurance, leasing and maintenance and also by legal settlements.
Second Quarter Consolidated Operating and Other Expenses

The table below highlights some of our cost categories for the second quarter of 2016, compared to the second quarter of 2015 and the first quarter of 2016, showing each as a percent of Revenue xFSR. Fuel surcharge revenue can be volatile and is primarily dependent upon the cost of fuel and not specifically related to our non-fuel operational expenses. Therefore, we believe that Revenue xFSR is a better measure for analyzing our expenses and operating metrics.

		YOY					QOQ
Q2'16	Q2'15	Variance [1]		(Dollars in millions)	Q2'16	Q1'16	Variance [1]
Unaudited					Unaudited
$1,011.9	$1,059.4	-4.5%		Operating Revenue	$1,011.9	$967.8	4.5%
$(76.4)	$(123.5)	-38.1%		Less: Fuel Surcharge Revenue	$(76.4)	$(60.9)	25.5%
$935.4	$935.9	-0.1%		Revenue xFSR	$935.4	$906.9	3.1%

$287.1	$276.3	-3.9%		Salaries, Wages & Benefits	$287.1	$288.6	0.5%
30.7%	29.5%	-120bps		% of Revenue xFSR	30.7%	31.8%	110	bps

$87.2	$91.1	4.3%		Operating Supplies & Expenses	$87.2	$90.2	3.3%
9.3%	9.7%	40	bps	% of Revenue xFSR	9.3%	9.9%	60	bps

$45.8	$42.2	-8.5%		Insurance & Claims	$45.8	$47.7	4.0%
4.9%	4.5%	-40bps		% of Revenue xFSR	4.9%	5.3%	40	bps

$6.9	$7.4	6.1%		Communication & Utilities	$6.9	$6.9	-0.7%
0.7%	0.8%	10	bps	% of Revenue xFSR	0.7%	0.8%	10	bps

$18.6	$18.3	-1.8%		Operating Taxes & Licenses	$18.6	$18.5	-0.5%
2.0%	2.0%	—		% of Revenue xFSR	2.0%	2.0%	—

[1] Positive numbers represent favorable variances, negative numbers represent unfavorable variances. Variances are calculated based on the precision of the consolidated income statement, presented in thousands, included in the schedules following this letter.

Salaries, wages and benefits increased $10.8 million to $287.1 million during the second quarter of 2016, compared to the second quarter of 2015, due primarily to a year over year increase in group health insurance related expenses,

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the driver pay rate increase implemented in May 2015 and an increase in the total miles driven by company drivers within the period. Sequentially, salaries, wages and benefits decreased $1.5 million and improved 110 basis points as a percentage of Revenue xFSR from the first quarter of 2016.

Second quarter operating supplies and expenses decreased $3.9 million year over year, while also improving 40 basis points as a percentage of Revenue xFSR compared to the second quarter of 2015. Sequentially, operating supplies and expenses decreased $3.0 million, during the second quarter of 2016 compared to the first quarter of 2016, while also improving 60 basis points as a percentage of Revenue xFSR. These improvements were primarily due to decreases in equipment maintenance.

As a percentage of Revenue xFSR, insurance and claims expense increased to 4.9% in the second quarter of 2016 compared to 4.5% in the second quarter of 2015, but improved 40 basis points sequentially compared to the first quarter of 2016. As we have discussed in recent quarters, safety remains a top priority throughout our organization as Swift's culture of safety is discussed on a daily basis. We are encouraged by the improvements we have experienced in our crash frequency thus far (both sequentially and year over year), and expect our current safety initiatives to produce additional benefits in future periods.

Fuel Expense

Fuel expense for the second quarter of 2016 was $87.4 million, a decrease of $29.3 million or 25.1% from the second quarter of 2015. The decrease was the result of lower fuel prices and improved fuel efficiency, partially offset by an increase in the number of miles driven by company drivers and an increasing D.O.E. diesel fuel index during the quarter.

Sequentially, fuel expense increased $12.4 million during the second quarter of 2016 compared to the first quarter of 2016 primarily due to higher fuel prices and an increase in the number of miles driven by company drivers, partially offset by improved fuel efficiency.

Q2'16	Q2'15	(Dollars in millions)	Q2'16	Q1'16
Unaudited			Unaudited
$87.4	$116.7	Fuel Expense	$87.4	$75.0
8.6%	11.0%	% of Operating Revenue	8.6%	7.7%

Purchased Transportation

Purchased transportation includes payments to owner-operators, railroads and other third parties we use for intermodal drayage and other brokered business.

Q2'16	Q2'15	(Dollars in millions)	Q2'16	Q1'16
Unaudited			Unaudited
$283.6	$294.7	Purchased Transportation	$283.6	$267.3
28.0%	27.8%	% of Operating Revenue	28.0%	27.6%

Purchased transportation decreased $11.1 million year over year, primarily due to a reduction in fuel reimbursements to owner-operators and other third parties as a result of lower fuel prices and fewer miles driven by owner-operators. These reductions were partially offset by the owner-operator contracted pay package increase implemented in May 2015.

Sequentially, purchased transportation increased $16.3 million during the second quarter of 2016 compared to the first quarter of 2016 primarily due to an increase in fuel reimbursements to owner-operators and other third parties as a result of higher fuel prices and an increase in the total miles driven by owner-operators.

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Rental Expense and Depreciation & Amortization of Property and Equipment

Due to fluctuations in the number of tractors leased versus owned, we combine our rental expense with depreciation and amortization of property and equipment for analytical purposes.

Q2'16	Q2'15	(Dollars in millions)	Q2'16	Q1'16
Unaudited			Unaudited
$57.1	$59.8	Rental Expense	$57.1	$56.3
6.1%	6.4%	% of Revenue xFSR	6.1%	6.2%

$64.7	$60.4	Depreciation & Amortization of Property and Equipment	$64.7	$67.0
6.9%	6.5%	% of Revenue xFSR	6.9%	7.4%

$121.8	$120.2	Combined Rental Expense and Depreciation	$121.8	$123.3
13.0%	12.8%	% of Revenue xFSR	13.0%	13.6%

Combined rental and depreciation expense in the second quarter of 2016 increased $1.6 million to $121.8 million while remaining relatively consistent as a percentage of Revenue xFSR from the second quarter of 2015. Sequentially, combined rental and depreciation expense decreased 60 basis points as a percentage of Revenue xFSR from the first quarter of 2016, primarily due to our previously disclosed initiative to drive asset utilization through an appropriate fleet reduction.

Given the recent downward trends in the used truck market, we are starting to assess the useful lives and projected residual values of a certain group of trucks. Although we are still evaluating, based on certain scenarios our depreciation expense could increase $4-5 million per quarter, starting in the third quarter of 2016.

Gain or Loss on Disposal of Property and Equipment

The gain on disposal of property and equipment in the second quarter of 2016 was $5.0 million, compared to $10.2 million in second quarter of 2015 and $6.3 million in the first quarter of 2016, but was in line with our previously disclosed estimate of $3-$5 million. For the second half of 2016, we expect gain on disposal of property and equipment to be approximately $6-$9 million.

Income Tax Expense

GAAP income tax expense for the second quarter of 2016 was $22.5 million, resulting in an effective tax rate of 34.4%, which is 310 basis points lower than anticipated primarily due to additional Federal income tax credits realized as discrete items in the quarter. In the second quarter of 2015, our income tax provision was $31.9 million resulting in an effective tax rate of 38.5% as expected.

The Company actively explores various income tax opportunities and has and will file amended income tax returns in order to claim additional income tax benefits which may be realized in future quarters as discrete items. Due to continued income tax credits in our foreign and domestic subsidiaries, we expect the remaining 2016 quarterly GAAP effective tax rate to be approximately 36.5% before discrete items.

Interest Expense

Interest expense, which includes debt related interest expense, the amortization of deferred financing costs and (for the second quarter of 2015) original issue discount, but excludes derivative interest expense on our interest rate swaps, decreased by $2.5 million in the second quarter of 2016 to $7.6 million, compared with $10.1 million for the second quarter of 2015. The decrease was due to our lower debt balances and our July 2015 amended and restated credit facility which contains more favorable interest rates and terms.

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Debt Balances and Stock Repurchase

	March 31, 2016	Q2 2016 Changes	June 30, 2016
	Unaudited
	(In millions)
Unrestricted Cash	$142.7	$(24.6)	$118.1

A/R Securitization ($400mm) (1)	225.0	75.0	300.0
Revolver ($600mm)	200.0	(115.0)	85.0
Term Loan A (1)	639.8	(45.5)	594.3
Capital Leases & Other Debt	272.4	(16.6)	255.8
Total Debt	$1,337.2	$(102.1)	$1,235.1

Net Debt	$1,194.4	$(77.4)	$1,117.0

(1) Amounts presented represent face value

Our leverage ratio as of June 30, 2016 decreased to 1.82 compared to 1.89 as of March 31, 2016. This decrease was primarily the result of the $77.4 million decrease in our Net Debt as of June 30, 2016 compared to March 31, 2016. This Net Debt reduction was primarily due to the timing of lease financing versus cash capital expenditures thus far in 2016. Therefore, we expect our Net Debt balance to increase in the second half of the year as we expect our net cash capital expenditures to increase in the last six months of the year. This will also cause our leverage ratio to increase from the June 30, 2016 position of 1.82, but we do not expect it to increase beyond the December 31, 2015 level of 1.99. Further, we were able to achieve this reduction in Net Debt while repurchasing $45.0 million of the Company’s outstanding shares of Class A common stock during the quarter.
* Data prior to Q3 2013 has not been recast for acquisitions

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Cash Flow and Capital Expenditures

We continue to generate positive cash flows from operations. During the six months ended June 30, 2016, we generated $244.0 million of cash flows from operating activities compared with $248.2 million during the same period of 2015. Net cash provided by investing activities was $5.9 million, of which proceeds from the sale of property and equipment were $71.3 million, primarily offset by capital expenditures of $69.0 million. Cash used in financing activities for the six months ended June 30, 2016 was $239.3 million including $112.5 million in repayment of long-term debt and capital leases, as well as the repurchase of $90.0 million of the Company’s outstanding Class A common stock during the period, compared to $163.5 million of cash used in financing activities for the same period in 2015.

For the full year, we expect our net cash capital expenditures to be in the range of $170-$200 million.

Summary

As mentioned in our Key Highlights in the front of this letter, the SEC has recently updated its guidance on non-GAAP financial measures.  Going forward, we will now provide guidance on our 2016 full year GAAP Diluted EPS in addition to our 2016 Adjusted EPS range as previous provided.

Despite the challenging freight environment that persisted throughout the second quarter of 2016, we continue to make positive enhancements in several key areas. The Operating Ratios and Adjusted Operating Ratios in all four of our reportable segments improved sequentially, when compared to the first quarter. We believe these improvements illustrate our ability and desire to drive continued progress in value creation for you, our stockholders. However, given the aforementioned projected depreciation adjustment in the third and fourth quarters, combined with a more conservative internal outlook for the back half of the year, at this time we anticipate our full year 2016 GAAP Diluted EPS to be in the range of $1.23-$1.33, and our Adjusted EPS expectation to be in the range of $1.30-$1.40.

Once again, we would like to thank all of our hard-working employees and the professional owner-operators who have contracted with us, as well as our loyal customers and stockholders, for their continued support of Swift as we strive towards Delivering a Better LifeSM to our drivers, customers, and stockholders.

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Conference Call Q&A Session

Swift Transportation's management team will host a Q&A session at 11:00 a.m. Eastern Time on Friday, July 22, 2016 to answer questions about the Company’s second quarter financial results. Please email your questions to Investor_Relations@swifttrans.com prior to 7:00 p.m. Eastern Time on Thursday, July 21, 2016.

Participants may access the call using the following dial-in numbers:

U.S./Canada: (877) 897-8479
International/Local: (706) 501-7951
Conference ID: 39720146

The live webcast, letter to stockholders, transcript of the Q&A, and the replay of the earnings Q&A session can be accessed via our investor relations website at investor.swifttrans.com.

IR Contact:

Jason Bates
Vice President of Finance &
Investor Relations Officer
(623) 907-7335

Forward Looking Statements

This letter contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "will," "could," "should," "may," or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning:

•
trends and expectations relating to our operations, Revenue xFSR growth in total and per loaded mile, expenses, other revenue, pricing, utilization, profitability, Adjusted EPS, net debt, and related metrics;

•	industry freight trends and the impact of new regulations;

•	the future impact of recently awarded business in the Swift Refrigerated segment;

•	our strategy and expected results relating to reducing expenses and improving our fleet utilization and Adjusted Operating Ratio;

•	our estimated capital expenditures, gains on dispositions, EPS, and Adjusted EPS for 2016;

•	our expected 2016 effective tax rate before discrete items; and

•	the timing and level of fleet size changes and equipment and container count; and the related impact on gains from disposals.
Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2015. As to the Company’s business and financial performance, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements:

•
economic conditions, including future recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries in which we have a significant concentration of customers;

•	increasing competition from trucking, rail, intermodal, and brokerage competitors;

•	our ability to execute or integrate any future acquisitions successfully;

•	increases in driver compensation to the extent not offset by increases in freight rates and difficulties in driver recruitment and retention;

•	additional risks arising from our contractual arrangements with owner-operators that do not exist with Company drivers;

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•	our ability to retain or replace key personnel;

•	our dependence on third parties for intermodal and brokerage business;

•	potential failure in computer or communications systems;

•	seasonal factors such as severe weather conditions that increase operating costs;

•	the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations;

•	the possible re-classification of owner-operators as employees;

•	changes in rules or legislation by the National Labor Relations Board or Congress and/or union organizing efforts;

•	our Compliance Safety Accountability safety rating;

•	government regulations with respect to our captive insurance companies;

•	uncertainties and risks associated with our operations in Mexico;

•	a significant reduction in, or termination of, our trucking services by a key customer;

•	our significant ongoing capital requirements;

•	volatility in the price or availability of fuel, as well as our ability to recover fuel prices through our fuel surcharge program;

•	fluctuations in new equipment prices or replacement costs, and the potential failure of manufacturers to meet their sale and trade-back obligations;

•	the impact that our substantial leverage may have on the way we operate our business and our ability to service our outstanding debt, including compliance with our debt covenants;

•	restrictions contained in our debt agreements;

•	adverse impacts of insuring risk through our captive insurance companies, including our need to provide restricted cash and similar collateral for anticipated losses;

•	potential volatility or decrease in the amount of earnings as a result of our claims exposure through our captive insurance companies;

•	the potential impact of the significant number of shares of our common stock that is eligible for future sale;

•	goodwill impairment;

•	our intention to not pay dividends;

•	conflicts of interest or potential litigation that may arise from other businesses owned by Jerry Moyes, including pledges of Swift stock and guarantees by Jerry Moyes related to other businesses;

•	the significant amount of our stock and related control over the Company by Jerry Moyes; and

•	related-party transactions between the Company and Jerry Moyes.
You should understand that many important factors, in addition to those listed above and in our filings with the SEC, could impact us financially. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the prices of the Company's securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations.

Use of Non-GAAP Measures

In addition to our GAAP results, this Letter to Stockholders also includes certain non-GAAP financial measures, as defined by the SEC. The terms "Adjusted EPS," "Adjusted Operating Ratio," and "Adjusted EBITDA," as we define them, are not presented in accordance with GAAP. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Adjusted EPS, Adjusted Operating Ratio and Adjusted EBITDA as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance and compliance with debt covenants.
Adjusted EPS, Adjusted Operating Ratio and Adjusted EBITDA are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies

13

in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

14

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except per share data)
Operating revenue:
Revenue, excluding fuel surcharge revenue	$935,409	$935,899	$1,842,322	$1,830,763
Fuel surcharge revenue	76,445	123,505	137,355	243,785
Operating revenue	1,011,854	1,059,404	1,979,677	2,074,548
Operating expenses:
Salaries, wages, and employee benefits	287,100	276,326	575,733	537,980
Operating supplies and expenses	87,220	91,147	177,435	185,351
Fuel	87,371	116,668	162,358	223,575
Purchased transportation	283,602	294,677	550,911	583,488
Rental expense	57,070	59,846	113,322	121,821
Insurance and claims	45,806	42,206	93,516	86,513
Depreciation and amortization of property and equipment	64,688	60,415	131,639	117,342
Amortization of intangibles	4,203	4,203	8,407	8,407
Gain on disposal of property and equipment	(4,963)	(10,230)	(11,289)	(14,162)
Communication and utilities	6,947	7,399	13,847	14,898
Operating taxes and licenses	18,605	18,271	37,110	35,859
Total operating expenses	937,649	960,928	1,852,989	1,901,072
Operating income	74,205	98,476	126,688	173,476
Other expenses (income):
Interest expense	7,567	10,109	16,161	20,497
Derivative interest expense	—	1,111	—	3,904
Interest income	(636)	(591)	(1,387)	(1,178)
Non-cash impairments of non-operating assets	—	—	—	1,480
Legal settlements and reserves	3,000	6,000	3,000	6,000
Other income, net	(1,094)	(984)	(1,870)	(1,589)
Total other expenses (income), net	8,837	15,645	15,904	29,114
Income before income taxes	65,368	82,831	110,784	144,362
Income tax expense	22,472	31,877	35,983	55,568
Net income	$42,896	$50,954	$74,801	$88,794
Basic earnings per share	$0.32	$0.36	$0.55	$0.62
Diluted earnings per share	$0.32	$0.35	$0.55	$0.62
Shares used in per share calculations:
Basic	134,439	142,540	135,476	142,371
Diluted	135,651	144,212	136,745	144,182

15

NON-GAAP RECONCILIATION:
ADJUSTED EPS (UNAUDITED) (1)
THREE AND SIX MONTHS ENDED JUNE 30, 2016, 2015 AND 2014
Note: Since the numbers reflected in the table below are calculated on a per share basis, they may not foot due to rounding.

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	2014	2016	2015	2014
Diluted earnings per share	$0.32	$0.35	$0.28	$0.55	$0.62	$0.37
Adjusted for:
Income tax expense	0.17	0.22	0.18	0.26	0.39	0.23
Income before income taxes	0.48	0.57	0.46	0.81	1.00	0.60
Non-cash impairments of non-operating assets (2)	—	—	—	—	0.01	—
Loss on debt extinguishment (3)	—	—	0.05	—	—	0.07
Amortization of certain intangibles (4)	0.03	0.03	0.03	0.06	0.05	0.05
Adjusted income before income taxes	0.51	0.60	0.53	0.87	1.06	0.72
Provision for income tax expense at effective rate	0.18	0.23	0.20	0.28	0.41	0.28
Adjusted EPS	$0.34	$0.37	$0.33	$0.59	$0.65	$0.44

(1)
Our definition of the non-GAAP measure, Adjusted EPS, starts with (a) income (loss) before income taxes, the most comparable GAAP measure. We add the following items back to (a) to arrive at (b) adjusted income (loss) before income taxes:

(i)	amortization of the intangibles from our 2007 going-private transaction,

(ii)	non-cash impairments,

(iii)	other special non-cash items,

(iv)	excludable transaction costs,

(v)	mark-to-market adjustments on our interest rate swaps, recognized in the income statement, and

(vi)
amortization of previous losses recorded in accumulated other comprehensive income (loss) ("AOCI") related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010.

We subtract income taxes, at the GAAP effective tax rate, from (b) to arrive at (c) adjusted earnings. Adjusted EPS is equal to (c) divided by weighted average diluted shares outstanding.
We believe that excluding the impact of derivatives provides for more transparency and comparability since these transactions have historically been volatile. Additionally, we believe that comparability of our performance is improved by excluding impairments that are unrelated to our core operations, as well as intangibles from the 2007 going-private transactions and other special items that are non-comparable in nature.

(2)
During the three months ended, March 31, 2015, the Company recorded an impairment loss related to an uncollectible note receivable. In September 2013, the Company agreed to advance up to $2.3 million, pursuant to an unsecured promissory note, to an independent fleet contractor that transported freight on Swift's behalf. In March 2015, management became aware that the independent contractor violated various covenants outlined in the unsecured promissory note, which created an event of default that made the principal and accrued interest immediately due and payable. As a result of this event of default, as well as an overall decline in the independent contractor's financial condition, management re-evaluated the fair value of the unsecured promissory note. At March 31, 2015, management determined that the remaining balance due from the independent contractor to the Company was not collectible, which resulted in a $1.5 million pre-tax impairment that was recorded in "Non-cash impairments of non-operating assets" in the Company's consolidated income statements.

(3)
During the six months ended June 30, 2014, the Company used cash on hand to repurchase $39.2 million in principal of its Senior Secured Second Priority Notes, priced at 110.50%, in the form of open market transactions. Including principal, premium and accrued interest, the Company paid $44.7 million. The repurchase of the Senior Secured Second Priority Notes resulted in a loss on debt extinguishment of $1.8 million and $4.7 million during the three and six months ended June 30, 2014, respectively, representing the write-off of the unamortized original issue discount.

In June 2014, the Company entered into a Third Amended and Restated Credit Agreement ("2014 Agreement"), which included a $500.0 million delayed draw first lien Term Loan A tranche, a $400.0 million first lien Term Loan B tranche, and a $450.0 million revolving credit line. The 2014 Agreement replaced the then-existing $400.0 million revolving credit line, as well as the first lien Term Loan B-1 and B-2 tranches of the Second Amended and Restated Credit Agreement ("2013 Agreement"), which had outstanding principal balances at closing of $229.0 million and $370.9 million, respectively. The replacement of the 2013 Agreement resulted in a loss on debt extinguishment of $5.2 million, reflecting the write-off of the unamortized original issue discount and deferred financing fees related to the 2013 Agreement and the previous revolving credit line.

(4)
Amortization of certain intangibles reflects the non-cash amortization expense relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

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NON-GAAP RECONCILIATION:
ADJUSTED OPERATING RATIO (UNAUDITED) (1)
THREE AND SIX MONTHS ENDED JUNE 30, 2016, 2015 AND 2014

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	2014	2016	2015	2014
	(Dollars in thousands)
Operating revenue	$1,011,854	$1,059,404	$1,075,898	$1,979,677	$2,074,548	$2,084,344
Less: Fuel surcharge revenue	(76,445)	(123,505)	(199,561)	(137,355)	(243,785)	(391,008)
Revenue, excluding fuel surcharge revenue	$935,409	$935,899	$876,337	$1,842,322	$1,830,763	$1,693,336

Operating expense	$937,649	$960,928	$981,876	$1,852,989	$1,901,072	$1,944,152
Adjusted for:
Fuel surcharge revenue	(76,445)	(123,505)	(199,561)	(137,355)	(243,785)	(391,008)
Amortization of certain intangibles (2)	(3,912)	(3,912)	(3,912)	(7,824)	(7,824)	(7,824)
Adjusted operating expense	$857,292	$833,511	$778,403	$1,707,810	$1,649,463	$1,545,320
Operating Ratio	92.7%	90.7%	91.3%	93.6%	91.6%	93.3%
Adjusted Operating Ratio	91.6%	89.1%	88.8%	92.7%	90.1%	91.3%

(1)
Our definition of the non-GAAP measure, Adjusted Operating Ratio, starts with (a) operating expense and (b) operating revenue, which are GAAP financial measures. We subtract the following items from (a) to arrive at (c) adjusted operating expense:

(i)	fuel surcharge revenue,

(ii)	amortization of the intangibles from our 2007 going-private transaction,

(iii)	non-cash operating impairment charges,

(iv)	other special non-cash items, and

(v)	excludable transaction costs.
We then subtract fuel surcharge revenue from (b) to arrive at (d) Revenue xFSR. Adjusted Operating Ratio is equal to (c) adjusted operating expense as a percentage of (d) Revenue xFSR.
We net fuel surcharge revenue against fuel expense in the calculation of our Adjusted Operating Ratio, thereby excluding fuel surcharge revenue from operating revenue in the denominator. Because fuel surcharge revenue is so volatile, we believe excluding it provides for more transparency and comparability. Additionally, we believe that comparability of our performance is improved by excluding impairments, non-comparable intangibles from our 2007 going-private transaction and other special items.

(2)	Includes the items discussed in note (4) to the Non-GAAP Reconciliation: Adjusted EPS.

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NON-GAAP RECONCILIATION:
ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION
AND AMORTIZATION (UNAUDITED) (1)
THREE AND SIX MONTHS ENDED JUNE 30, 2016, 2015 AND 2014

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	2014	2016	2015	2014
	(In thousands)
Net income	$42,896	$50,954	$40,198	$74,801	$88,794	$52,503
Adjusted for:
Depreciation and amortization of property and equipment	64,688	60,415	54,791	131,639	117,342	110,966
Amortization of intangibles	4,203	4,203	4,203	8,407	8,407	8,407
Interest expense	7,567	10,109	21,453	16,161	20,497	44,678
Derivative interest expense	—	1,111	1,618	—	3,904	3,271
Interest income	(636)	(591)	(692)	(1,387)	(1,178)	(1,458)
Income tax expense	22,472	31,877	25,165	35,983	55,568	32,869
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$141,190	$158,078	$146,736	$265,604	$293,334	$251,236
Non-cash equity compensation (2)	2,124	1,400	1,292	3,541	2,883	2,353
Loss on debt extinguishment (3)	—	—	6,990	—	—	9,903
Non-cash impairments of non-operating assets (4)	—	—	—	—	1,480	—
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$143,314	$159,478	$155,018	$269,145	$297,697	$263,492

(1)	Our definition of the non-GAAP measure, Adjusted EBITDA, starts with (a) net income (loss), the most comparable GAAP measure. We add the following items back to (a) to arrive at Adjusted EBITDA:

(i)	depreciation and amortization,

(ii)	interest and derivative interest expense, including fees and charges associated with indebtedness, net of interest income,

(iii)	income taxes,

(iv)	non-cash equity compensation expense,

(v)	non-cash impairments,

(vi)	other special non-cash items, and

(vii)	excludable transaction costs.
We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance. Our method of computing Adjusted EBITDA is consistent with that used in our debt covenants, specifically our leverage ratio, and is also routinely reviewed by management for that purpose.

(2)
Represents recurring non-cash equity compensation expense, on a pre-tax basis. In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes.

(3)	Includes the items discussed in note (3) to the Non-GAAP Reconciliation: Adjusted EPS.

(4)	Includes the item discussed in note (2) to the Non-GAAP Reconciliation: Adjusted EPS.

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FINANCIAL INFORMATION BY SEGMENT (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2016, 2015 AND 2014

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	2014	2016	2015	2014
	(Dollars in thousands)
Operating Revenue:
Truckload	$517,593	$555,715	$575,481	$1,010,115	$1,094,056	$1,128,538
Dedicated	237,211	234,213	223,098	465,125	451,988	416,751
Swift Refrigerated	87,070	97,688	106,911	171,755	193,256	213,674
Intermodal	90,066	98,507	100,911	172,614	188,861	192,224
Subtotal	931,940	986,123	1,006,401	1,819,609	1,928,161	1,951,187
Non-reportable segment (1)	99,315	93,869	83,491	198,563	185,491	159,157
Intersegment eliminations	(19,401)	(20,588)	(13,994)	(38,495)	(39,104)	(26,000)
Consolidated operating revenue	$1,011,854	$1,059,404	$1,075,898	$1,979,677	$2,074,548	$2,084,344

Operating Income (Loss):
Truckload	$50,475	$67,944	$69,596	$86,762	$124,798	$101,503
Dedicated	28,449	22,967	21,112	52,307	37,312	32,642
Swift Refrigerated	4,804	6,117	3,662	4,472	10,916	6,082
Intermodal	903	1,601	(495)	(2,005)	358	(1,421)
Subtotal	84,631	98,629	93,875	141,536	173,384	138,806
Non-reportable segment (1)	(10,426)	(153)	147	(14,848)	92	1,386
Consolidated operating income	$74,205	$98,476	$94,022	$126,688	$173,476	$140,192

Operating Ratio:
Truckload	90.2%	87.8%	87.9%	91.4%	88.6%	91.0%
Dedicated	88.0%	90.2%	90.5%	88.8%	91.7%	92.2%
Swift Refrigerated	94.5%	93.7%	96.6%	97.4%	94.4%	97.2%
Intermodal	99.0%	98.4%	100.5%	101.2%	99.8%	100.7%

Adjusted Operating Ratio (2):
Truckload	89.3%	86.0%	84.8%	90.7%	86.9%	88.7%
Dedicated	87.3%	89.1%	88.5%	88.2%	90.8%	90.4%
Swift Refrigerated	93.8%	92.7%	95.7%	97.1%	93.4%	96.4%
Intermodal	98.9%	98.1%	100.6%	101.3%	99.8%	100.9%

(1)
The non-reportable segment includes the Company's logistics and freight brokerage services, as well as support services that its subsidiaries provide to customers and owner-operators, including repair and maintenance shop services, equipment leasing, and insurance. Intangible asset amortization related to the 2007 going-private transaction is also included in the other non-reportable segment.

(2)	For more details, refer to the Non-GAAP Reconciliation: Adjusted Operating Ratio by Segment.

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OPERATING STATISTICS BY SEGMENT (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2016, 2015 AND 2014

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	2014	2016	2015	2014
Truckload:
Weekly Revenue xFSR per tractor	$3,447	$3,571	$3,453	$3,370	$3,516	$3,335
Total loaded miles (1)	257,624	261,609	259,583	503,761	516,535	514,009
Average operational truck count:
Company	7,609	7,465	6,822	7,641	7,400	6,987
Owner-operator	2,962	2,991	3,406	2,969	3,096	3,445
Total	10,571	10,456	10,228	10,610	10,496	10,432
Deadhead miles percentage	11.9%	11.8%	11.7%	12.2%	11.8%	11.7%

Dedicated:
Weekly Revenue xFSR per tractor	$3,586	$3,343	$3,191	$3,543	$3,275	$3,184
Average operational truck count:
Company	3,988	3,983	3,650	3,995	3,933	3,405
Owner-operator	833	871	770	830	875	731
Total	4,821	4,854	4,420	4,825	4,808	4,136

Swift Refrigerated:
Weekly Revenue xFSR per tractor	$3,631	$3,418	$3,543	$3,494	$3,412	$3,383
Total loaded miles (1)	41,781	43,215	42,937	83,588	85,095	85,694
Average operational truck count:
Company	1,031	1,283	1,057	1,098	1,273	1,057
Owner-operator	609	591	810	600	590	882
Total	1,640	1,874	1,867	1,698	1,863	1,939
Deadhead miles percentage	13.9%	13.9%	15.1%	13.9%	14.0%	14.6%

Intermodal:
Average operational truck count:
Company	422	521	409	448	501	394
Owner-operator	90	95	68	93	91	71
Total	512	616	477	541	592	465
Load Count	43,382	46,517	43,404	84,379	88,457	82,007
Average Container Count	9,150	9,150	8,717	9,150	9,150	8,717

(1)	Total loaded miles presented in thousands.

20

NON-GAAP RECONCILIATION:
ADJUSTED OPERATING RATIO BY SEGMENT (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2016, 2015 AND 2014

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	2014	2016	2015	2014
	(Dollars in thousands)
Truckload:
Operating revenue	$517,593	$555,715	$575,481	$1,010,115	$1,094,056	$1,128,538
Less: Fuel surcharge revenue	(43,847)	(70,281)	(116,414)	(80,552)	(139,842)	(228,062)
Revenue xFSR	$473,746	$485,434	$459,067	$929,563	$954,214	$900,476

Operating expense	$467,118	$487,771	$505,885	$923,353	$969,258	$1,027,035
Adjusted for: Fuel surcharge revenue	(43,847)	(70,281)	(116,414)	(80,552)	(139,842)	(228,062)
Adjusted operating expense	$423,271	$417,490	$389,471	$842,801	$829,416	$798,973
Operating Ratio	90.2%	87.8%	87.9%	91.4%	88.6%	91.0%
Adjusted Operating Ratio	89.3%	86.0%	84.8%	90.7%	86.9%	88.7%

Dedicated:
Operating revenue	$237,211	$234,213	$223,098	$465,125	$451,988	$416,751
Less: Fuel surcharge revenue	(12,501)	(23,256)	(39,775)	(20,620)	(44,898)	(76,309)
Revenue xFSR	$224,710	$210,957	$183,323	$444,505	$407,090	$340,442

Operating expense	$208,762	$211,246	$201,986	$412,818	$414,676	$384,109
Adjusted for: Fuel surcharge revenue	(12,501)	(23,256)	(39,775)	(20,620)	(44,898)	(76,309)
Adjusted operating expense	$196,261	$187,990	$162,211	$392,198	$369,778	$307,800
Operating Ratio	88.0%	90.2%	90.5%	88.8%	91.7%	92.2%
Adjusted Operating Ratio	87.3%	89.1%	88.5%	88.2%	90.8%	90.4%

Swift Refrigerated:
Operating revenue	$87,070	$97,688	$106,911	$171,755	$193,256	$213,674
Less: Fuel surcharge revenue	(9,651)	(14,410)	(20,941)	(17,453)	(28,878)	(44,118)
Revenue xFSR	$77,419	$83,278	$85,970	$154,302	$164,378	$169,556

Operating expense	$82,266	$91,571	$103,249	$167,283	$182,340	$207,592
Adjusted for: Fuel surcharge revenue	(9,651)	(14,410)	(20,941)	(17,453)	(28,878)	(44,118)
Adjusted operating expense	$72,615	$77,161	$82,308	$149,830	$153,462	$163,474
Operating Ratio	94.5%	93.7%	96.6%	97.4%	94.4%	97.2%
Adjusted Operating Ratio	93.8%	92.7%	95.7%	97.1%	93.4%	96.4%

Intermodal:
Operating revenue	$90,066	$98,507	$100,911	$172,614	$188,861	$192,224
Less: Fuel surcharge revenue	(8,305)	(13,664)	(20,104)	(14,997)	(26,754)	(38,468)
Revenue xFSR	$81,761	$84,843	$80,807	$157,617	$162,107	$153,756

Operating expense	$89,163	$96,906	$101,406	$174,619	$188,503	$193,645
Adjusted for: Fuel surcharge revenue	(8,305)	(13,664)	(20,104)	(14,997)	(26,754)	(38,468)
Adjusted operating expense	$80,858	$83,242	$81,302	$159,622	$161,749	$155,177
Operating Ratio	99.0%	98.4%	100.5%	101.2%	99.8%	100.7%
Adjusted Operating Ratio	98.9%	98.1%	100.6%	101.3%	99.8%	100.9%

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CONSOLIDATED EQUIPMENT (UNAUDITED)
AS OF JUNE 30, 2016, DECEMBER 31, 2015 AND JUNE 30, 2015
AND
AVERAGE OPERATIONAL TRUCK COUNT (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2016, 2015 AND 2014

	June 30, 2016	December 31, 2015	June 30, 2015
Tractors
Company:
Owned	6,792	7,442	6,753
Leased – capital leases	2,007	2,170	2,077
Leased – operating leases	5,975	5,599	6,897
Total company tractors	14,774	15,211	15,727
Owner-operator:
Financed through the Company	3,421	3,767	3,843
Other	1,406	886	1,097
Total owner-operator tractors	4,827	4,653	4,940
Total tractors	19,601	19,864	20,667
Trailers	62,290	65,233	63,142
Containers	9,150	9,150	9,150

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	2014	2016	2015	2014
Average operational truck count (1) :
Company	13,097	13,285	11,964	13,230	13,137	11,870
Owner-operator	4,493	4,549	5,054	4,493	4,652	5,127
Total	17,590	17,834	17,018	17,723	17,789	16,997

(1)	Includes trucks within our non-reportable segment.

22

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2016 AND DECEMBER 31, 2015

	June 30, 2016	December 31, 2015
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$118,132	$107,590
Cash and cash equivalents – restricted	55,109	55,241
Restricted investments, held to maturity, amortized cost	22,766	23,215
Accounts receivable, net	417,422	422,421
Equipment sales receivable	1,197	—
Income tax refund receivable	167	11,664
Inventories and supplies	15,838	18,426
Assets held for sale	7,561	9,084
Prepaid taxes, licenses, insurance, and other	46,996	48,149
Current portion of notes receivable	8,316	9,817
Total current assets	693,504	705,607
Property and equipment, at cost:
Revenue and service equipment	2,190,088	2,278,618
Land	131,693	131,693
Facilities and improvements	276,664	269,769
Furniture and office equipment	106,675	99,519
Total property and equipment	2,705,120	2,779,599
Less: accumulated depreciation and amortization	(1,176,562)	(1,128,499)
Net property and equipment	1,528,558	1,651,100
Other assets (2)	22,836	26,585
Intangible assets, net	274,712	283,119
Goodwill	253,256	253,256
Total assets	$2,772,866	$2,919,667
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$121,116	$121,827
Accrued liabilities	116,708	97,313
Current portion of claims accruals	85,565	84,429
Current portion of long-term debt (1)(2)	4,529	35,514
Current portion of capital lease obligations	72,438	59,794
Total current liabilities	400,356	398,877
Revolving line of credit	85,000	200,000
Long-term debt, less current portion (1)(2)	593,516	643,663
Capital lease obligations, less current portion	178,127	222,001
Claims accruals, less current portion	160,968	149,281
Deferred income taxes	445,742	463,832
Accounts receivable securitization (2)	299,106	223,927
Other liabilities	1,464	959
Total liabilities	2,164,279	2,302,540
Stockholders’ equity:
Preferred stock	—	—
Class A common stock	837	878
Class B common stock	497	510
Additional paid-in capital (3)	699,576	754,589
Accumulated deficit (3)	(92,425)	(139,033)
Accumulated other comprehensive income	—	81
Noncontrolling interest	102	102
Total stockholders’ equity	608,587	617,127
Total liabilities and stockholders’ equity	$2,772,866	$2,919,667

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CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) — CONTINUED
AS OF JUNE 30, 2016 AND DECEMBER 31, 2015

Notes to Condensed Consolidated Balance Sheets:

(1)	As of June 30, 2016, the Company's total long-term debt had a carrying value of $598.0 million, comprised of:
•$592.7 million: Term Loan A, due July 2020, net of $1.5 million deferred loan costs
•$5.3 million: Other
As of December 31, 2015, the Company's total long-term debt had a carrying value of $679.2 million, comprised of:
•$668.1 million: Term Loan A, due July 2020, net of $1.7 million deferred loan costs
•$11.1 million: Other

(2)
In 2016, the Company adopted Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs, which was issued by the Financial Accounting Standards Board in April 2015. Accordingly, debt issuance costs associated with the Company’s Term Loan A and accounts receivable securitization are now presented within liabilities as direct deductions from the face amount of the related debt, rather than within other assets as deferred charges. The Company retrospectively adjusted the December 31, 2015 consolidated balance sheet to align with the current period presentation by reclassifying $1.6 million, $0.1 million and $1.1 million of debt issuance costs out of "Other assets" and into "Long-term debt, less current portion," "Current portion of long-term debt" and "Accounts receivable securitization," respectively.

(3)	The line items "Additional paid-in capital" and "Accumulated deficit" include allocation of purchase price related to the Company's repurchase and cancellation of its Class A common stock, as follows:

•
During the six months ended June 30, 2016, the Company repurchased and canceled 6.0 million shares of its Class A common stock for $90.0 million. The excess of the repurchase price over par value was allocated $61.7 million to "Additional paid-in capital" and $28.2 million to "Accumulated deficit."

•
During the three months ended December 31, 2015, the Company repurchased and canceled 4.2 million shares of its Class A common stock for $70.0 million. The excess of the repurchase price over par value was allocated $43.4 million to "Additional paid-in capital" and $26.6 million to "Accumulated deficit."

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CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2016 AND 2015

	Six Months Ended June 30,
	2016	2015
	(In thousands)
Cash flows from operating activities:
Net income	$74,801	$88,794
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment, and intangibles	140,046	125,749
Amortization of debt issuance costs, original issue discount, and other	667	5,228
Gain on disposal of property and equipment less write-off of totaled tractors	(9,632)	(13,507)
Impairments	—	1,480
Deferred income taxes	(18,239)	(12,636)
Provision for losses on accounts receivable	(1,245)	3,612
Stock-based compensation expense	3,541	2,883
Excess tax deficiency (benefit) from stock-based compensation	482	(2,460)
Income effect of mark-to-market adjustment of interest rate swaps	—	(325)
Increase in cash resulting from changes in:
Accounts receivable	6,244	23,588
Inventories and supplies	2,588	359
Prepaid expenses and other current assets	12,650	18,360
Other assets	2,562	4,551
Accounts payable, accrued, and other liabilities	29,551	2,527
Net cash provided by operating activities	244,016	248,203
Cash flows from investing activities:
Decrease (increase) in cash and cash equivalents – restricted	132	(18,688)
Proceeds from maturities of investments	13,289	20,975
Purchases of investments	(12,997)	(14,825)
Proceeds from sale of property and equipment	71,315	46,663
Capital expenditures	(68,962)	(166,697)
Payments received on notes receivable	2,961	3,536
Expenditures on assets held for sale	(12,503)	(11,461)
Payments received on assets held for sale	12,620	4,299
Payments received on equipment sale receivables	—	12
Net cash provided by (used in) investing activities	5,855	(136,186)
Cash flows from financing activities:
Repayment of long-term debt and capital leases	(112,528)	(48,777)
Proceeds from long-term debt	—	4,504
Net repayments on revolving line of credit	(115,000)	(57,000)
Borrowings under accounts receivable securitization	100,000	25,000
Repayment of accounts receivable securitization	(25,000)	(95,000)
Proceeds from common stock issued	3,681	5,315
Repurchases of Class A common stock (1)	(90,000)	—
Excess tax (deficiency) benefit from stock-based compensation	(482)	2,460
Net cash used in financing activities	(239,329)	(163,498)
Net increase (decrease) in cash and cash equivalents	10,542	(51,481)
Cash and cash equivalents at beginning of period	107,590	105,132
Cash and cash equivalents at end of period	$118,132	$53,651
Note to Consolidated Statements of Cash Flows:

(1)	Refer to Note (3) to the Condensed Consolidated Balance Sheets.

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CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) — CONTINUED
SIX MONTHS ENDED JUNE 30, 2016 AND 2015

	Six Months Ended June 30,
	2016	2015
	(In thousands)
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$15,913	$25,575
Income taxes	30,485	50,807
Non-cash investing activities:
Equipment purchase accrual	$3,759	$8,991
Notes receivable from sale of assets	288	3,548
Equipment sales receivables	1,197	—
Non-cash financing activities:
Capital lease additions	$—	$85,821

26